INDEPENDENT AUDITORS' REPORT

  The Board of Directors and Shareholders of
  Carillon Fund, Inc.:


  We have audited the accompanying statement of assets and liabilities, including the schedules of investments, of Carillon Fund Inc. (the "Fund"), consisting of the Equity Portfolio, Bond Portfolio, S&P 500 Index Portfolio, S&P MidCap 400 Index Portfolio, Balanced Index Portfolio, and Lehman Aggregate Bond Index Portfolio, as of December 31, 1999, the related statements of operations and the statements of changes in net assets and the financial highlights for each of the years presented. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1999, by correspondence with the Fund's custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of the Fund as of December 31, 1999, the results of its operations, the changes in its net assets, and financial highlights for the periods presented in conformity with generally accepted accounting principles.

  /s/ Deloitte & Touche
  Deloitte & Touche LLP
  February 14, 2000
  Dayton, Ohio